Filed pursuant to Rule 424(b)(3)
File Nos. 333-291973 and 811-24143

AMG BBH ASSET-BACKED CREDIT FUND, LLC

Supplement dated October 20, 2026, to the Prospectus and Statement of Additional Information, each dated July 1, 2026

The following information supplements and supersedes any information to the contrary relating to AMG BBH Asset-Backed Credit Fund, LLC (the “Fund”) contained in the Fund’s current Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”), dated as noted above.

On October 19, 2026, the Board of Directors of the Fund (the “Board”) accepted the resignation of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Fund, effective immediately, due to KPMG’s ceasing to be deemed an independent registered public accounting firm with respect to the Fund. The decision to accept the resignation of KPMG was approved by both the Board and the Audit Committee of the Board (the “Audit Committee”).

Effective October 19, 2026, PricewaterhouseCoopers LLP (“PwC”) was appointed as the independent registered public accounting firm for the Fund for the fiscal year ending March 31, 2027. The appointment of PwC was approved by the Board upon the recommendation of the Audit Committee.

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE